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                                                                    Exhibit 23.1

                   Consent of Independent Public Accountants


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the ResortQuest International, Inc. Amended and Restated 1998 Long-Term Incentive Plan of Gaylord Entertainment Company of our reports (a) dated September 15, 2003, with respect to the consolidated financial statements of Gaylord Entertainment Company included in its Current Report on Form 8-K filed on September 18, 2003 with the Securities and Exchange Commission and (b) dated February 5, 2003, with respect to certain financial statement schedules included in Gaylord Entertainment Company's Annual Report (Form 10-K) for the year ended December 31, 2002 filed with the Securities and Exchange Commission.


                                     /s/ Ernst & Young LLP

Nashville, Tennessee
November 18, 2003